Filed under Rule 424(b)1

Registration No. 333-114119

PROSPECTUS

675,627 Shares

CENTERSTATE BANKS OF FLORIDA, INC.

Common Stock

We are distributing, together with this prospectus, subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on April 27, 2004, the record date. Shareholders will receive one subscription right for every five shares of our common stock that you own on the record date, rounded down to the nearest whole number. Each subscription right will entitle you to purchase one share of our common stock at the subscription price of $18.99 per share. The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., eastern standard time, on June 14, 2004. You will receive your shares as soon as practicable after the valid exercise, as described herein, of your basic subscription rights. Your subscription, once made, is irrevocable.

In addition, if you timely exercise all of your subscription rights, you may be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price, subject to the limitations set forth in this prospectus. We will allocate the over-subscription privilege of the rights offering on a pro-rata basis based on the number of shares owned by each over-subscribing shareholder on the record date. Any shares remaining thereafter may be sold to shareholders as determined by the Board of Directors in its discretion. If you purchase stock in the rights offering, you will be able to purchase shares of our common stock without incurring broker’s commissions.

The offering will be conducted solely on a “best efforts” basis by CenterState. The subscription agent, Continental Stock Transfer & Trust Company, will deposit all subscription funds upon receipt in a segregated account. Accepted funds upon the closing of the offering will be immediately available to CenterState because there is no minimum number of shares that must be subscribed for as a condition to accepting subscriptions and closing the offering. We reserve the right to amend or terminate the offering at any time. In the event that we terminate the offering, the funds will be returned promptly to you without interest,

Shares of our common stock are currently listed for quotation on the Nasdaq National Market System under the symbol “CSFL.” On April 23,2004, the last reported sales price for our common stock on Nasdaq was $20.00.

You should carefully consider the risk factors beginning on page 7 of this prospectus before buying additional shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2004

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This section answers in summary form some questions you may have about CenterState Banks of Florida, Inc. and the offering and highlights some of the information in this prospectus. Because this section is a summary, it does not contain all of the information that you should consider before exercising your subscription rights or purchasing shares in the community offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.” For convenience, references in this prospectus to “we,” “us,” “CenterState” or the “Company” mean CenterState Banks of Florida, Inc. References to “Banks” mean our wholly owned subsidiary banks: Community National Bank of Pasco County, First National Bank of Osceola County, First National Bank of Polk County and CenterState Bank of Florida.

Questions and Answers About CenterState

Q:	What is CenterState?

A:	CenterState is a bank holding company which owns all of the outstanding stock of CenterState Bank of Florida, First National Bank of Polk County, First National Bank of Osceola County, and Community National Bank of Pasco County. The Banks maintain offices in Citrus, Hernando, Polk, Osceola, Sumter, Orange and Pasco Counties, Florida. CenterState’s strategy is to operate as a holding company of community based financial institutions, each operating independently, with a decentralized governance structure. This strategy does not depend upon geographic or demographic factors. The strategy of CenterState is predicated upon the premise that each financial institution should have a positive impact on the stability and earnings of CenterState. Our business has grown significantly during the past year. During 2003, our total assets increased 23% to $608.9 million at December 31, 2003 from $494.8 at December 31, 2002. During that same period, our loans increased 24% from $333.7 million to $413.9 million, and our deposits increased 22% from $441.5 million to $538.2 million.

Q:	Where are we located?

A:	Our principal executive offices are located at 1101 First Street South, Suite 202, Winter Haven, Florida 33880. Our telephone number is (863) 293-2600.

Questions and Answers About the Offering

Q:	What is a rights offering?

A:	A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $18.99 per share and in an amount proportional to your existing interest, which enables you to avoid or limit dilution of your ownership interest in CenterState.

Q:	Why are we engaging in the offering?

A:	We are undertaking the offering to raise additional capital for the purposes set forth under the following section entitled “Use of Proceeds.”

Q:	How many shares will directors and executive officers of CenterState purchase?

A:	Directors, executive officers and their affiliates, who beneficially own approximately 19.23% of our common stock as of the date of this prospectus (not including stock options exercisable within 60 days), are expected to fully participate and purchase approximately 129,600 shares in the offering, subject to the limitations set forth in this prospectus. If all 129,600 shares are purchased under this prospectus, directors, executive officers and their affiliates will beneficially own (not including stock options exercisable within 60 days) approximately 19.23% of our outstanding common stock assuming all 675,627 shares offered under this prospectus are sold. In addition, directors, executive officers and their affiliates may exercise their oversubscription rights if shares are available, which could increase their beneficial ownership beyond 19.23%.

Q:	How much money will CenterState receive from the offering?

A:	Our gross proceeds from the offering will depend on the number of shares that are purchased. If we sell all 675,627 shares which are offered, then we will receive gross proceeds of approximately $12.1 million, before deducting expenses payable by us, estimated to be approximately $135,000. If 75% of the total number of shares offered are purchased (approximately 506,720 shares), we will receive gross proceeds of approximately $9.1 million. If 50% of the total number of shares offered are purchased (approximately 337,813 shares), we will receive gross proceeds of approximately $6.0 million. Estimated expenses of $135,000, payable by us, will be incurred regardless of the number of actual shares purchased.

Q:	What will we do with the proceeds of the offering?

A:	We expect that the actual proceeds of the offering will be applied first to pay the expenses associated with the offering. The maximum net proceeds of the offering is approximately $12.0 million. All net proceeds will be added to our working capital and for such other general corporate purposes as our board of directors may determine from time to time, including additional capital for the Banks. See “Use of Proceeds.” Although we expect to use the proceeds in the manner discussed above, we reserve the right to use the proceeds in any manner which we consider appropriate.

Q:	What is a subscription right?

A:	We are distributing to you, at no charge, one subscription right for every five shares of common stock that you owned on April 27, 2004, the record date, rounded down to the nearest whole number. Each subscription right entitles you to purchase one share of our common stock for $18.99 per share. When you “exercise” a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. Each right carries with it a basic subscription privilege and an over-subscription privilege. You cannot give or sell your subscription rights to anybody else. Only you can exercise them, except if you hold your shares through your own individual retirement account.

Q.	What if I hold my shares in an IRA?

A:	If you hold your shares in an IRA, you can purchase your shares either through your IRA or in your own name, or some combination of the foregoing. Thus, it is not necessary that shares held by your IRA be purchased by it. You can purchase the shares outside of your IRA if you title them in your name.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $18.99 per share. You will receive one subscription right for every five shares of common stock that you owned on the record dated, rounded down to the nearest whole number.

Q:	What is the over-subscription privilege?

A:	We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $18.99 per share. As described herein, there are limitations on your over-subscription privilege.

Q:	What are the limitations on the over-subscription privilege?

A:	We will issue up to approximately 675,627 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 675,627 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 300,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 375,627 shares available for purchase by shareholders exercising over-subscription privileges, subject to certain limitations. The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. If the remaining shares are insufficient to fulfill the requests by the shareholder exercising over-subscription privileges, your over-subscription purchase will be limited based on a proration of the number of shares you own as of the record date. Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege which would cause you to own 10% or more of our common stock.

In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges, even if we have shares available. Any shares remaining thereafter may be sold to shareholders as determined by the Board of Directors in its discretion.

Please contact D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 10005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312, with any questions concerning the number of the shares that you may purchase pursuant to your over-subscription privileges.

Q:	Must I pay the offering price in cash?

A:	All individuals who wish to participate in the offering must timely pay the offering price by wire transfer, personal check, bank draft or cashier’s check drawn upon a U.S. bank that is received by the subscription agent before expiration of the applicable offering.

Q:	Has the board of directors made a recommendation regarding this rights offering?

A:	Our board of directors does not make any recommendation to you about whether you should exercise any rights.

Q:	How long will the rights offering last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., eastern standard time, on June 14, 2004, your subscription rights will expire.

Q:	What are limitations on the offering?

A:	Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege which would cause you to own 10% or more of our common stock.

Q:	Can CenterState amend or cancel the offering?

A:	Yes. Our board of directors may amend or cancel the offering at any time prior to its completion for any reason (including as a result of a change in the market price of our common stock). If we amend an offering in a material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the SEC. If we cancel the offering, any money received from subscribers will be refunded promptly, without interest.

Q:	How many shares of common stock will be outstanding after the offering?

A:	The number of shares of common stock that will be outstanding after the offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 675,627 new shares of common stock. As a result, we would have approximately 4,053,764 shares of common stock outstanding immediately after the offering.

Q:	How many shares may I purchase in the rights offering?

A:	You will receive one subscription right for every five shares of common stock that you owned on April 27, 2004, the record date, rounded down to the nearest whole number. We will not issue any fractional shares of common stock for the exercise of any rights. Each subscription right entitles you to purchase one share of common stock for $18.99 per share. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed shareholder rights certificate, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $18.99 per share. However, we may not be able to honor your over-subscription privilege for as many additional shares as you request on your shareholder rights certificate if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. Subject to the limitations discussed herein, we also have the discretion to issue less than the total number of shares that may be available for over-subscription requests.

Q:	After I exercise my rights, can I change my mind?

A:	No. Once you submit your subscription certificate and payment, it is irrevocable.

Q:	When will I receive my new shares?

A:	If you purchase shares of common stock through the basic subscription privilege, you will receive shares as soon as practicable after the valid exercise of the rights. If you purchase additional shares of common stock through the over-subscription privilege, you will receive shares as soon as practicable after the Expiration Date. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares purchased in the offering in order to comply with state securities laws.

Q:	How and by what date must I exercise my subscription rights?

A:	You must properly complete the attached shareholder rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company before 5:00 p.m., Eastern Standard Time, on June 14, 2004. The subscription agent’s address, for delivery purposes, is CenterState Banks of Florida, Inc. % Continental Stock Transfer & Trust Company, Reorganization Department, 17 Battery Place, 8th Floor, New York, New York, 10004. We have provided a return envelope for your convenience. Your shareholder rights certificate must be accompanied by proper payment for each share that you wish to purchase.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

A:	If you hold shares of CenterState common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer or nominee with the other rights offering materials.

Q:	How did CenterState arrive at the $18.99 per share offering price?

A:	The $18.99 offering price was established by our Board of Directors based upon 93% of the average closing price for our shares during the five consecutive trading days ending on the fifth business day prior to the date of this prospectus. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the offering price.

Q.	What if I have not yet converted my old bank stock certificates to CenterState stock certificates?

You will not be eligible to participate in the subscription rights to purchase shares of our common stock as described herein, unless you have converted your old stock certificate (for First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, or CenterState Bank of Florida) into CenterState common stock certificates as of April 27, 2004, the record date, and have met all of the other requirements as disclosed and described in this prospectus.

Q:	What if I have more questions?

A:	If you have more questions about the offering, please contact the Company’s Information Agent, D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 10005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deemed immaterial may also impair our business operations. If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Risk Factors Relating to Our Common Stock

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for any probable losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

•	an ongoing review of the quality, size and diversity of our loan portfolio;

•	evaluation of non-performing loans;

•	historical loan loss experience; and

•	the amount and quality of collateral, including guarantees, securing the loans.

At December 31, 2003, our allowance for probable loan losses as a percentage of total loans was 1.17%, and as a percentage of total non-performing loans was 296%. If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

Our future success is dependant on our ability to compete effectively in the highly competitive banking industry.

We encounter strong competition from other financial institutions operating in our market and elsewhere. We compete with other competitors which are larger than us and have greater financial and personnel resources than we have. Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We believe that the net proceeds of the offering will be sufficient to satisfy the Banks’ capital requirements, as currently planned. If the majority of the shares are not sold in the offering, the Banks may be forced to limit future growth due to capital adequacy requirements. If this occurs, the Banks’ ability to grow or meet the needs of its customers may be adversely affected, which could result in the decline in the value of the shares. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities of CenterState could reduce the proportionate interest of our shareholders.

We may be adversely affected by interest rate changes.

Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is compacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

Because our business only is in Central Florida, a downturn in the economy in our market area may adversely affect our business.

Although we believe that economic conditions in our market area have been generally favorable, we cannot assure you that such conditions will continue to prevail. Substantially all of the Banks’ loans will be to businesses and individuals in Central Florida. Any decline in the economy of these areas could have an adverse impact on the Banks. Unlike larger regional and multi-state banking operations that do not depend upon only a few markets, the Banks’ loan and deposit growth will rely predominately on Central Florida. Like most banking institutions, the Banks’ net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and the Banks’ ability to respond to changes to such rates.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse affect on our business.

We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these laws and regulations. In addition, many banking regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us.

There is a risk of non-payment of loans.

The risk of non-payment of loans is inherent in banking. Such non-payment, if it occurs, may have a material adverse effect on the Banks’ earnings and overall financial condition as well as the value of our common stock. Moreover, the Banks’ focus on small and medium-sized businesses may result in a large concentration by the Banks of loans to such businesses. As a result, the Banks may assume greater lending risks than banks which have a lesser concentration of such loans and which tend to make loans to larger companies.

The Banks’ consumer lending focuses on single family mortgage loans, home equity loans, automobile loans and other forms of consumer lending. Consumer loan collections are dependent to a large degree on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by circumstances such as job loss and personal bankruptcy, as well as general economic conditions. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of a reduction in value of the underlying collateral.

Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Under-writing commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of the Banks’ management to properly assess such underwriting criteria or the deterioration of a borrower’s business or collateral could result in credit losses.

The Banks’ management attempts to minimize the Banks’ credit exposure by carefully monitoring the concentration of its loans within specific industries and by prudent loan application and approval procedures. The Banks’ management also manages credit risk and the credit approval process by adhering to written policies which generally specify underwriting standards for each type of loan. All such policies are reviewed by the boards of directors of the Banks. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution. If this happens, shareholders of such institutions could lose their entire investment.

Applicable law determines the Banks’ legal lending limit. The boards of directors of the Banks have established an in-house limit that is lower than the Banks’ legal lending limit. The size of the loans, which the Banks offers to their customers, may be less than the size of the loans that most of the Banks’ competitors are able to offer. This limit will affect, to some degree, the ability of the Banks to seek relationships with the larger businesses in the Banks’ market. The Banks satisfy loan requests in excess of their lending limit through the sale of participations in such loans to other banks. However, we cannot assure you that the Banks will be successful in attracting or maintaining customers seeking larger loans or that the Banks will be able to engage in the sale of participations in such loans on terms favorable to the Banks.

Our stock is not heavily traded

The average daily trading volume of our shares on The Nasdaq National Market for the 12 months ended December 31, 2003 was approximately 1,400 shares. Thus, our common stock is thinly traded. Thinly traded stock can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our stockholders may not be able to sell their shares at the volumes, prices, or times that they desire.

Our stock is not insured

Investments in the shares of our common stock are not deposits and are not insured against loss by the government.

Provisions of law may deter unsolicited takeovers

Under the Federal Change in Bank Control Act (the “Control Act”), a notice must be submitted to the Federal Reserve if any natural person or, generally, a group of natural persons acting in concert seeks to acquire 10% or more of the voting securities of a bank holding company, including ours, unless the Federal Reserve determines that the acquisition will not result in a change of control. Under the Control Act, the Federal Reserve reviews the acquisition to determine if it will result in a change of control of the company. Under the Control Act, the Federal Reserve has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community to be served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), a company generally is required to obtain prior approval of the Federal Reserve before it may obtain control of a bank holding company. “Control” is generally described as the beneficial ownership of 25% or more of all outstanding voting securities of a bank holding company, but may be as low as 5% under certain circumstances.

Florida law also contains certain provisions which may have the effect of deterring unsolicited attempts to acquire the Company. These provisions also could result in the Company being less attractive to a potential acquirer or result in shareholders receiving less for their shares than otherwise might be available in the event of a change of control of the Company. See “Description of Securities.”

We are dependent upon the services of our management team

Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives as well as those of our subsidiary Banks. We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in retaining such personnel. We also cannot guarantee that members of our executive management team will remain with us. Compensation paid to these officers in the form of stock options generally vest over a period of years, but we do not have noncompete agreements with any executive officers. Changes in key personnel and their responsibilities may be disruptive to the Banks’ business and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Offering

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest of CenterState. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

Future common stock offerings may reduce the ownership percentage of our current shareholders.

Our current shareholders who do not fully exercise their rights may experience dilution in their percentage ownership of our outstanding common stock as a result of the rights offering. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience dilution in your percentage ownership of our outstanding common stock.

In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders.

The price of our common stock may decline before or after the offering expires.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following your purchase of shares of our common stock, you will be able to sell your shares of common stock at a price equal to or greater than the offering price. Until shares are delivered upon expiration of the offering, you may not be able to sell the shares of our common stock that you purchase in the offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the offering. We will not pay you interest on funds delivered pursuant to the exercise of rights.

Once you exercise your subscription rights, you may not revoke the exercise.

Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased.

Because we have discretion in the use of the proceeds, we may not apply these funds effectively which could have an adverse affect on our business.

We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the offering. Our board of directors will have broad discretion in the application of the net proceeds. Our board of directors currently intends to use the net proceeds as described in “Use of Proceeds.” The failure by our board of directors to apply these funds effectively could have an adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, including the risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements as looking forwards such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements. A few uncertainties which could affect CenterState’s future performance include, without limitation, the effects of competition; technological changes and regulatory developments; changes in fiscal, monetary and tax policies; market, economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; and changes in the securities markets. Investors should consider these risks, uncertainties, and other factors in addition to those mentioned by CenterState in its other filings from time to time when considering any forward-looking statement.

We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

Our net proceeds from the offering will depend upon the number of shares that are purchased. If we sell all 675,627 shares offered by this prospectus, then we will receive proceeds of approximately $12.1 million, before deducting expenses payable by us, estimated to be approximately $135,000.

We are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve, and the Banks are subject to similar requirements and guidelines adopted by the FDIC. These guidelines are intended to make regulatory capital requirements more sensitive to differences and risk profiles among banking organizations and to account for off-balance sheet exposures in assessing capital adequacy. Classifications under these guidelines are based on two categories of capital ratios: first, ratios of capital to risk-weighted assets and certain other activities; and second, the leverage ratio of capital to total assets. For these purposes, capital is divided into two tiers (Tier I and Tier II) according to the nature of the investment in the institution, and the regulations establish standards governing the mix of capital between the two tiers for the purpose of calculating the ratios.

The Federal Deposit Insurance Act established the following five capital categories for financial institutions: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The implementing regulations adopted by the Federal Reserve under this Act provide that an institution is deemed to be well-capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to an order or written directive to meet and maintain a specific level of any capital measure. An adequately capitalized institution is defined as one that has a total risk-based capital ratio of 8% or greater, a Tier I risk-based ratio of 4% or greater, and a leverage ratio of 4% or greater (or 3% or greater in some cases).

The Banks are currently well-capitalized under these regulatory guidelines. However, continued growth could change our capital classification, which would have a number of ramifications on our business: first, federal regulations impose progressively more constrictive restraints on, and more stringent regulatory oversight over, our operation, management and capital distributions, depending on our capital category.

In addition, the FDIC has established a risk-related deposit insurance assessment system, under which each institution’s insurance assessment rate is based partly on the institution’s capital category. Accordingly, our FDIC insurance assessment rate may increase if our capital category falls to a lower tier.

The foregoing represents our anticipated use of the net proceeds of this offering based upon the current status of our business operations, our current plans and current economic conditions. A change in the use of proceeds or timing of such use will be at our discretion. Pending their longer-term use, the net proceeds from this offering are expected to be invested in short-term, investment-grade interest-bearing securities.

The board of directors will have complete discretion over the use of proceeds. See “Risk Factors -Risks Related to the Rights Offering”.

Although we expect to use the net proceeds in the manner discussed above, we reserve the right to use the net proceeds in any manner which we consider appropriate.

THE COMPANY

General

We are a multi-bank company under the Bank Holding Company Act of 1956, as amended. We were formed on June 30, 2000, as a part of the merger of Community National Bank/Pasco, First National/Osceola and First National/Polk, which were three previously independent banks in Central Florida. The business combination was accounted for using the pooling-of-interest method of accounting. On December 31, 2002, we completed our acquisition of CenterState Bank through the issuance of shares of common stock and cash. Our four subsidiary Banks are full service commercial banks, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of Citrus, Hernando, Osceola, Polk, Pasco, Sumter and Orange Counties, in Florida.

Our Banks

We have four subsidiary banks. First National/Osceola and Community National Bank/Pasco commenced operations in 1989 and First National/Polk commenced operations in 1992. Each of these three banks is subject to examination and regulation by the OCC and to a certain extent by the FDIC. CenterState Bank commenced operations in 2000, and is subject to examination and regulation by the Florida Banking Department and to a certain extent by the FDIC. The deposits of the Banks are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The following sets forth additional information regarding our Banks:

First National/Osceola. First National/Osceola’s operations are conducted from its main office located in Kissimmee, Florida, and branch offices located in St. Cloud, Poinciana, Ocoee and Orlando, Florida. Thomas White is the President and Chief Executive Officer of the Bank.

First National/Polk. First National/Polk’s operations are conducted from its main office located in Winter Haven, Florida, and branch offices located in Haines City, Davenport and Lake Alfred, Florida. George H. Carefoot is the President and Chief Executive Officer of the Bank.

Community National Bank/Pasco. Community National Bank’s operations are conducted from its main office located in Zephyrhills, Florida, and branch offices located in Zephyrhills, Bushnell, Wildwood, Dade City, Inverness and Spring Hill, Florida. James S. “Bud” Stalnaker, Jr., is President and Chief Executive Officer of the Bank.

CenterState Bank. CenterState Bank, which commenced operations on April 14, 2000 conducts its operations from its main office in Winter Haven, Florida and at branch offices in Auburndale and Lakeland, Florida. John Corbett is President and Chief Executive Officer of the Bank.

Processing Subsidiary

In 2001, C.S. Processing, Inc. was formed to process checks and render statements for the Banks. Each of the Banks has a 25% ownership interest in C.S. Processing, Inc. The total expenses of the processing company are charged to the four owner Banks as item processing fees based on usage.

Business of the Company

We conduct a traditional commercial banking business and offer services including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. We structure our specific services and charges in a manner designed to attract the business of (i) small and medium-sized businesses, and the owners and managers of these entities; (ii) professionals and middle managers of locally-based corporations; and (iii) individuals residing, working and shopping in the Central Florida trade area that we serve. We engage in a wide range of lending activities and offer commercial, consumer, residential and non-residential mortgage and construction loans.

THE OFFERING

Before exercising any subscription rights or purchasing any shares of our common stock, you should read carefully the information set forth under “Risk Factors.”

What is a Subscription Right?

We are distributing non- transferable subscription rights to shareholders who owned shares of our common stock on April 27, 2004, the record date, rounded down to the nearest whole number, at no cost to the shareholders. We will give you one subscription right for every five shares of common stock that you owned on the record date. Each subscription right will entitle you to purchase one share of common stock for $18.99 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., eastern standard time, on June 14, 2004. After that date, the subscription rights will expire and will no longer be exercisable.

How Did CenterState Determine the Offering Price?

The $18.99 offering price was established by our Board of Directors based upon 93% of the average closing price for our shares during the five consecutive trading days ending on the fifth business day prior to the date of this prospectus. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the offering price. We also cannot assure you that you will be able to sell shares of common stock purchased during the offering at a price equal to or greater than $18.99 per share. We urge you to obtain a current quote for our common stock before exercising your rights. On April 23, 2004, the closing price of our common stock was $20.00. Our common stock is traded on the Nasdaq National Market System under the symbol “CSFL.”

What is the Basic Subscription Privilege?

Each subscription right will entitle you to receive, upon payment of $18.99 per share, one share of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after the valid exercise of said basic subscription privilege. You are not required to exercise any or all of your rights unless you wish to purchase shares under your over-subscription privilege described below, in which case you must exercise all of your basic subscription rights.

What is the Over-Subscription Privilege?

We are providing an over-subscription privilege to our shareholders. We will issue up to 675,627 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 675,627 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 300,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 375,627 shares available for purchase by individuals exercising over-subscription privileges, subject to certain limitations.

The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. Absent the approval of our board of directors in their discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege and/or the community offering which would cause you to own 10% or more of our common stock.

In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available. Any shares remaining thereafter may be sold to shareholders as determined by the Board of Directors in its discretion.

Please contact D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 10005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312 with questions concerning the number of shares you may purchase pursuant to your over-subscription privilege.

How Do I Exercise My Over-Subscription Privilege?

When you send in your shareholder rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege. If the number of shares available for over-subscriptions is less than the total number requested by shareholders who exercise the over-subscription privilege, we will allocate the available shares among the oversubscribing shareholders proportionately based on the number of shares owned by each over-subscribing shareholder on the record date. Since we will not issue fractional shares, we will round down the number of shares allocated to each shareholder to a whole number. If the number of additional shares you are eligible to purchase exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares will be divided among other shareholders exercising their over-subscription privileges. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of CenterState common stock you own individually and for shares of CenterState common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of the shareholder rights certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of CenterState common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If you own your shares of CenterState common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us

•	the number of shares held on April 27, 2004, the record date, on your behalf;

•	the number of rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of shares of CenterState common stock you subscribed for pursuant to the over-subscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

If you exercised your over-subscription privilege and are allocated less than all of the shares of CenterState common stock for which you wished to subscribe, the excess funds you paid for shares of CenterState common stock that are not allocated to you will be returned in full by mail, without interest, as soon as practicable after the expiration date of the rights.

How Do I Exercise My Subscription Privileges?

In order to participate in the rights offering, you may exercise your subscription privileges by delivering to our subscription agent, Continental Stock Transfer & Trust Company on or prior to June 14, 2004:

•	A properly completed and duly executed shareholder rights certificate, including a properly completed Form W-9; and

•	Payment in full of $18.99 per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.

You should deliver your shareholder rights certificate and payment to our subscription agent at Continental Stock Transfer & Trust Company, 17 Battery, New York, New York 10004. We have provided a return envelope addressed to the subscription agent for your convenience. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

How Can I Pay for the Shares I Purchase?

Payment for the shares must be made in United States dollars. We will consider payment to have been received only upon:

•	actual receipt of any certified check or cashier’s check drawn upon a U.S. bank payable to the order of Continental Stock Transfer & Trust Company, as agent for CenterState Banks of Florida, Inc.;

•	actual receipt of any funds from a personal check, subject to normal clearing time;

•	actual receipt of any funds transferred by wire transfer; or

•	actual receipt of any funds through an alternative payment method which we may approve.

Payment for basic subscription privileges and over-subscription privileges may be effected through wire transfer as follows:

Account Name:	Continental Stock Transfer & Trust Company
As Agent for CenterState Banks of Florida, Inc.

Bank:	JP Morgan Chase Bank
52 Broadway, 6th Floor
New York, New York 10004
Account #:	475503317
ABA #:	021000021

Please indicate that the wire transfer is for the CenterState rights offering.

What if I have not yet converted my old bank stock certificates to CenterState stock certificates?

You will not be eligible to participate in the subscription rights to purchase shares of our common stock as described herein, unless and until you have converted your old stock certificate (for First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, or CenterState Bank of Florida) into CenterState common stock certificates, and have met all of the other requirements as disclosed and described in this prospectus.

We Are Making No Recommendation to Rights Holders.

Neither CenterState nor its board of directors is making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

How Long Do I Have to Exercise My Rights?

The rights will expire at 5:00 p.m., eastern standard time, on June 14, 2004. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if our subscription agent receives your shareholder rights certificate or your payment after that time, regardless of when you sent the shareholder rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

CenterState Has Reserved the Right to Withdraw or Cancel the Offering.

Our board of directors may withdraw the offering at any time for any reason. If we cancel the offering, any money received from shareholders or other individuals will be refunded promptly, without interest,

Are the Subscription Privilege and Over-Subscription Privilege Transferable?

Both the basic subscription privileges and over-subscription privileges are non-transferable and nonassignable. Only you may exercise these subscription rights.

What if I hold my shares in an IRA?

If you hold your shares in an IRA, you can purchase your shares either through your IRA or in your own name, or some combination of the foregoing. Thus, it is not necessary that shares held by your IRA be purchased by it. You can purchase the shares outside of your IRA if you title them in your name.

Notice to Nominee Holders

If you are a broker, a trustee or a depository for securities who holds shares of CenterState common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder rights certificates and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to our subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of CenterState common stock on the record date, so long as the nominee submits the appropriate shareholder rights certificates and certifications and proper payment.

How Do I Exercise My Rights if I Am a Beneficial Owner but not a Record Holder?

If you are a beneficial owner of shares of CenterState common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

How Many Shares Will Directors and Executive Officers of CenterState Purchase?

The number of shares of common stock that will be outstanding after the offering depends on the number of shares that are purchased. We expect our directors, executive officers and their affiliates to fully participate in this offering and purchase approximately 129,600 shares. In addition, directors, executive officers and their affiliates may exercise their oversubscription privilege if additional shares are available, which could increase their aggregate purchases beyond the approximate 129,600 shares they are entitled to purchase under their basic subscription privilege. If we sell all 675,627 shares offered, we would have approximately 4,053,764 shares of common stock outstanding immediately after the offering (not including stock options exercisable within 60 days).

The following table sets forth certain information assuming all 675,627 shares are sold and that directors, executive officers and affiliates purchase approximately 129,600 shares for which they are entitled to purchase under their basic subscription privilege.

	Shares currently Outstanding	Percentage Currently Owned by Executive Officers, Directors and Their Affiliates (1)	Shares Outstanding After the Offering	Percentage Owned by Executive Officers, Directors and Their Affiliates After the Offering (1)	Aggregate Proceeds Paid for by Executive Officers, Directors and Their Affiliates
James H. White Director, Chairman	169,751	5.04%	203,701	5.04%	$644,711

Ernest S. Pinner Director, CEO	5,787	0.17%	6,944	0.17%	$21,971

Bryan W. Judge Director	34,109	1.01%	40,930	1.01%	$129,531

James H. Bingham Director	51,022	1.51%	61,226	1.51%	$193,774

George H. Carefoot Treasurer	40,270	1.20%	48,324	1.20%	$152,945

J. Thomas Rocker Director	27,672	0.82%	33,206	0.82%	$105,091

James J. Antal SVP and CFO	1,620	0.05%	1,944	0.05%	$6,153

Terry W. Donley Director	37,275	1.11%	44,730	1.11%	$141,570

G. Robert Blanchard, Sr. Director, Vice Chairman	5,454	0.16%	6,544	0.16%	$20,699

Lawrence W. Maxwell Director	241,536	7.17%	289,843	7.17%	$917,350

Thomas W. Oakley Director	33,585	1.00%	40,302	1.00%	$127,556

Total	648,081	19.23%	777,694	19.23%	$2,461,351

(1)	Not including stock options exercisable within 60 days.

What if There Are Ambiguities in the Exercise of Subscription Rights?

If you do not specify the number of subscription rights being exercised on your shareholder rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your shareholder rights certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the shareholder rights certificate that you wished to purchase through your basic subscription privilege, until your basic subscription privilege has been fully exercised; and

(2) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any applicable limitations.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest.

Regulatory Limitation

We will not be required to issue you shares of common stock pursuant to the offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time either offering expires, you have not obtained such clearance or approval.

State and Foreign Securities Laws

The offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which case shareholders or other individuals who live in those states or jurisdictions will not be eligible to participate in such offering.

Our Decision is Binding on You

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will be under no duty to notify you of any defect or irregularity in connection with the submission of a shareholder rights certificate or incur any liability for failure to give such notification.

You May Not Revoke the Exercise of a Subscription Right

After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Shares of Common Stock Outstanding After the Offering

Assuming we issue all of the shares of common stock offered in the rights offering, approximately 4,053,764 shares of common stock will be issued and outstanding. This would represent an increase of approximately 20% in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering.

Fees and Expenses

You are responsible for paying any commissions, fees, taxes or other expenses incurred by you in connection with the exercise of the subscription rights. We will not pay such expenses.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or forms for use in connection with the offering, you should contact the Company’s Information Agent, D.F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 10005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312.

Important: Please carefully read the instructions accompanying the shareholder rights certificate or order form and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your shareholder rights certificate or order form, and you bear the risks associated with such delivery. If you choose to deliver your shareholder rights certificate or order form and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to our subscription agent prior to June 14, 2004.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is the opinion of our tax counsel, KPMG LLP, as to the application of existing material federal income tax law to the facts as presented in this prospectus relating to the offering. KPMG’s opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion.

This discussion may not address all possible federal, state, local or foreign tax consequences applicable to shareholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold CenterState common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws.

You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Shareholders

The receipt and exercise of the subscription rights distributed pursuant to the rights offering is nontaxable to the shareholders.

Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

If you allow a subscription right to expire, it will be treated as having no tax basis.

Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of Subscription Rights. You will not recognize any loss upon the expiration or lapse of a subscription right.

Exercise of Subscription Rights. You will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Sale or Exchange of Shares Acquired Upon Exercise of Subscription Rights

If you sell or exchange shares of CenterState common stock acquired through the exercise of rights, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your tax basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than 12 months will generally be taxable as long-term capital gain or loss. Shares that you purchase pursuant to this offering, generally must be held for more than 12 months to be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 15%.

Taxation of CenterState

CenterState will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

DESCRIPTION OF SECURITIES

Capital Stock

We have 20,000,000 shares of authorized common stock, par value $0.01 per share. At December 31, 2003, we had approximately 1,300 shareholders of record and 3,369,380 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The shares of common stock offered in this offering will, upon their purchase, be fully paid and nonassessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our stockholders. Our shares are quoted on The NASDAQ National Market under the symbol “CSFL.” We also are authorized to issue 5,000,000 shares of preferred stock, none of which are outstanding as of the date of this prospectus.

Trust Preferred Securities

We have trust preferred securities through the formation of a statutory trust subsidiary which issued the trust preferred securities. The trust used the proceeds from the issuance of the trust preferred securities to acquire junior subordinated notes from us. The trust preferred securities essentially mirror the debt securities, carrying accumulated preferred dividend. Our trust subsidiary issued $10,000,000 of trust preferred securities on September 22, 2003, which carries a cumulative preferred dividend at a variable rate equal to the interest rate on the debt security (three month LIBOR plus 305 basis points). The initial rate in effect at the time of issuance was 4.19% and is subject to change quarterly. The debt security and the trust preferred security each have 30-year lives. The trust preferred security and the debt security are callable by us or the trust, at their respective option, after five years or sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. We have treated the trust preferred securities as Tier 1 Capital up to the maximum amount allowed, and the remainder as Tier 2 Capital for federal regulatory purposes. We have fully and unconditionally guaranteed the trust’s obligations under the trust preferred securities, to the extent that the trust has proceeds available to pay such amounts.

Rights to Dividends

So long as we are not in default and have not deferred our obligation to make payments of interest in connection with the trust preferred securities, the holders of our common stock will be entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends. Under the Florida law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, and then pro rata to the holders of our common stock. We have guaranteed the payment of distributions to holders of the trust preferred securities. Therefore, our debts and obligations to be satisfied upon our liquidation or winding-up will include, to the extent the trusts are unable to do so, any amounts owed to the holders of the trust preferred securities, and we will be required to make these payments out of our assets before we can make any payments to the holders of our common stock.

General Voting Requirements

The affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which stockholder approval is required.

Business Combinations

Unless an exemption is available, the Florida Business Corporation Act prohibits certain “business combinations” (including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Florida corporation and certain “interested stockholders” for a period of five years after the most recent date on which that stockholder became an interested stockholder. For purposes of this prohibition, an “interested stockholder” is: (i) any person who, after the date on which the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the voting power of the corporation’s shares; and (ii) any affiliate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation has 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, or an affiliate thereof. After that five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the Florida Business Corporation Act) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of Florida law do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the stockholder becomes an interested stockholder, or if our Articles are amended to specifically provide that we are not subject to the foregoing requirements. Under the Florida Business Corporation Act, such an amendment must be approved by an affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

Control Share Acquisitions

The Florida Business Corporation Act provides that “control shares” of a Florida corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The common stock offered is being offered by CenterState through the issuance of subscription rights directly to its shareholders of record as of April 27, 2004. We intend to distribute copies of this prospectus to shareholders of record on April 30, 2004.

Certain employees, officers or directors of CenterState may solicit responses from holders of subscription rights who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after January 1, 2003 and prior to the termination of this offering (except for information and exhibits furnished under Items 9 and 12 of our current reports on Form 8-K) and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted to D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 or by telephone. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Smith Mackinnon, PA, Orlando, Florida.

EXPERTS

The consolidated financial statements of CenterState Banks of Florida, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of CenterState Banks of Florida, Inc. issued at future dates, and consents to the use of its report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.